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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement          [   ]  Confidential, for Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))
[   ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[ X ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                XETA CORPORATION
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                (Name of Registrant as Specified In Its Chapter)



                                XETA CORPORATION
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                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

   [ X ]  No fee required.

   [   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.

          (1)  Title of each class of securities to which transaction applies:

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          (2)  Aggregate number of securities to which transaction applies:

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          (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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          (5)  Total fee paid:

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

   [   ]  Fee paid previously with preliminary materials.

   [   ]  Check box if any part of the fee is offset as provided by Exchange Act
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          (4)  Date Filed:

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NEWS RELEASE

Date:     April 11, 2000
          FOR IMMEDIATE RELEASE

Contact:  Jack Ingram                                Jon Wiese
          XETA Technologies                          XETA Technologies
          918.664.8200                               918.664.8200


                           XETA TECHNOLOGIES ANNOUNCES
                   AUTHORIZATION OF A TWO-FOR-ONE STOCK SPLIT


BROKEN ARROW, OKLA. -- XETA Technologies (NASDAQ: XETA) today announced that its Board of Directors approved a two-for-one split of the Company's common shares. Subject to shareholder approval of the split and an increase to the Company's authorized common shares, the split will be effective for all shareholders of record at the close of business on June 30, 2000. Shareholders will consider these actions at a special meeting to be held in June. The distribution of additional shares resulting from the split, if authorized by the shareholders, is expected to take place on or about July 17, 2000. Upon completion of the split, the Company will have approximately 8.2 million shares outstanding.

     Jack Ingram, chairman and CEO of XETA Technologies, said, "Our aggressive plan to become the nation's leading voice and data integrator has resulted in significant increases in the valuation of the company by the financial community. We believe this two-for-one split will result in enhanced trading liquidity and a stock price that offers the potential for broader ownership."

ABOUT XETA TECHNOLOGIES

XETA Technologies is a premier voice and data integrator with 21 sales offices and 30 service centers. Embarking on a strategy to be recognized as the leading provider of equipment and after-market service for both voice and data applications, XETA Technologies is continuing to

                                     -more-

Page 2 - XETA Technologies Announces Authorization of a Two-for-One Stock Split



build upon its success as the largest dealer of Lucent and Hitachi voice systems. The Lodging Division of XETA Technologies is the leader in the sales and service of call accounting systems to the lodging industry, boasting about a 25% share of the market. Further, this division is the leading re-seller of Hitachi and Lucent PBX systems in the market at 15% market share. The Commercial Division of XETA Technologies, formerly St. Louis-based US Technologies and Portland-based Advanced Communication Technologies (ACT), is the largest dealer of Lucent Technologies' systems and was recognized by Lucent as BusinessPartner of the Year in 1994, 1998 and 1999.

     In 1999, XETA Technologies was selected by Forbes Magazine as one of the Best 200 Small Companies in America for the fourth time in five years. Business Week also selected XETA Technologies as one of its Top 100 Hot Growth Companies for 1999. XETA Technologies has generated six years of record financial results, with sales and EPS growing at five-year annual compound rates of 38% and 29%.

A proxy statement soliciting votes of the shareholders of the Company regarding the stock split and the increase in authorized shares will be sent by the Company to its shareholders at a later date. The proxy statement will contain important information regarding the transactions, and shareholders are advised to read it carefully when it becomes available. The proxy statement will be filed with the Securities and Exchange Commission, and copies of the statement and any other relevant proxy materials can be obtained from the Commission for free by logging onto its web site at http://www.sec.gov. Shareholders may also obtain copies of other documents, such as reports, registration statements and other information filed electronically with the Commission, from this web site. The proxy statement will also describe any material interests of the Company's officers and directors in the transactions described in the proxy statement.

Forward-looking statements contained herein are based upon current expectations, which XETA Technologies believes to be reasonable. Actual results may differ significantly from the results discussed in forward-looking statements. Certain factors that might cause such differences include, but are not limited to, the risk factors described by XETA Technologies in its 10-K for its most recently completed fiscal year and in other public reports previously filed by XETA Technologies.



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